       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1998
                                               REGISTRATION NO. 333-____________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               GENERAL MAGIC, INC.
             (Exact name of registrant as specified in its charter)

  DELAWARE                           7372                        77-0250147
(State or other           (Primary Standard Industrial          (IRS Employer
jurisdiction of              Classification Number)          Identification No.)
incorporation or
 organization)

                              420 NORTH MARY AVENUE
                           SUNNYVALE, CALIFORNIA 94086
                                 (408) 774-4000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                                 STEVEN MARKMAN
                       PRESIDENT, CHIEF EXECUTIVE OFFICER,
                     AND CHAIRMAN OF THE BOARD OF DIRECTORS
                               GENERAL MAGIC, INC.
                              420 NORTH MARY AVENUE
                           SUNNYVALE, CALIFORNIA 94086
                                 (408) 774-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             JAMES M. KOSHLAND, ESQ.
                        Gray Cary Ware & Freidenrich LLP
                               400 Hamilton Avenue
                            Palo Alto, CA 94301-1825
                                 (650) 328-6561
--------------------------------------------------------------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as described in the Prospectus after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
                                                       PROPOSED      PROPOSED MAXIMUM
 Title of Each Class of       AMOUNT TO BE             MAXIMUM          AGGREGATE         AMOUNT OF
    Securities to be           REGISTERED           OFFERING PRICE      OFFERING       REGISTRATION FEE
       Registered                                     PER SHARE           PRICE
-------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par     16,059,401 shares (1)     7.52 (2)        $120,766,696        $35,626
         value)
-------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par        600,000 shares (3)     7.52 (4)          $4,512,000        $ 1,331
         value)
-------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par      1,342,524 shares (5)     7.52 (2)         $10,095,780        $ 2,978
         value)
-------------------------------------------------------------------------------------------------------
          TOTAL              18,001,925  shares                        $135,374,476        $39,935
-------------------------------------------------------------------------------------------------------

(1) Represents 400% of the shares of Common Stock issuable upon conversion of all issued or issuable shares of 5 1/2% Cumulative Convertible Series B Preferred Stock as described in the Prospectus, assuming that such conversion is as of the date of this Registration Statement. Additional shares will be issuable upon exercise of warrants that may be issued as described in the Prospectus. Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers such indeterminable additional shares as may become issuable upon conversion of 5 1/2% Cumulative Convertible Series B Preferred Stock as a result of any future stock splits, stock dividends and antidilution provisions (including floating rate conversion prices).

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the 1933 Act and based on the average of the high and low sales prices of the Common Stock of General Magic, Inc. reported on the Nasdaq National Market on April 24, 1998.

(3) Represents 150% of the shares of Common Stock issuable upon exercise of outstanding warrants issued as described in the Prospectus. Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of any future stock splits, stock dividends or similar transactions.

(4) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(g)(1) of the Securities Act.

(5) Represents shares of Common Stock issued in connection with the acquisition of a privately-held company.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION DATED MAY 1, 1998

16,059,401 SHARES (issuable upon conversion of 5 1/2% Cumulative Convertible
                           Series B Preferred Stock)

               600,000 SHARES (issuable upon exercise of warrants)
1,342,524 SHARES (issued in connection with the acquisition of a privately-held company)

                               GENERAL MAGIC, INC.

                                  COMMON STOCK

        The 18,001,925 shares of Common Stock of General Magic Inc., a
Delaware corporation ("General Magic" or the "Company"), offered by this Prospectus (i) are issuable upon conversion of issued or issuable shares of 5 1/2% Cumulative Convertible Series B PreferrED Stock of the Company (the "Series B Shares") and upon exercise of issued warrants to purchase Common Stock (the "Issued Warrants"); and (ii) were issued in connection with the acquisition of a privately-held company (the "Acquisition Shares," and together with the Series B Shares, the "Shares").

The Series B Shares were issued or are to be issued, and the Issued Warrants were issued, in connection with a privately placed equity financing to institutional investors (the "Institutional Investors"), pursuant to a Preferred Stock Investment Agreement (the "Investment Agreement"). Pursuant to the Investment Agreement, the Company issued a certain number of Series B Shares and, depending on certain conditions relating to the performance of the Company's stock, (i) the Company has the option to force the Institutional Investors to purchase additional Series B Shares, and (ii) the Institutional Investors have the option to purchase additional Series B Shares. The Series B Shares are convertible into shares of the Company's Common Stock at the lesser of (i) 85% of the lowest sales price of a share of the Company's Common Stock during the 5 trading days prior to conversion of the Series B Shares and (ii) $3.00, as set forth in the Company's Certificate of Designation for the 5 1/2% Cumulative Convertible Series B Preferred Stock (the "Series B Certificate of Designation"). The Series B Certificate of Designation entitles holders of Series B Shares, in the event of any liquidation, dissolution or winding up of the Company, to a liquidation preference of $1,000 per share pluls any and all accrued and unpaid dividends. The Series B Certificate of Designation also gives (i) the Company the option, in the event of a change in control transaction in which more than fifty percent (50%) of the voting power of the Company is transferred, to redeem all of the then outstanding Series B Shares at a per share price equal to one hundred twenty percent (120%) of the sum of the purchase price of the Series B Shares being called for redemption, plus any and all accrued and unpaid dividends, and (ii) the holders of Series B Shares the option in the event of a reorganization, consolidation, merger or sale of substantially all of the assets of the Company, to compel the Company to repurchase any or all of such holder's Series B Shares at a per share price equal to one hundred thirty percent (130%) of the sum of the purchase price of the Series B Shares held by such holder, plus any and all accrued and unpaid dividends.

The Issued Warrants are exercisable for 400,000 shares of the Company's Common Stock and may be exercised for cash or on a cashless basis based on the net appreciated value of the underlying shares. Depending on the performance of the Company's Common Stock, among other factors, the Institutional Investors may receive additional warrants to purchase Common Stock (the "Additional Warrants") (the Issued Warrants and Additional Warrants collectively referred to herein as the "Warrants"). If issued, the Additional Warrants will have a term of five (5) years and an exercise price equal to one hundred fifty percent (150%) of the closing price of the Company's Common Stock on the trading day immediately preceding the effective date of the Additional Warrants.

        The Acquisition Shares were issued in connection with the acquisition by the Company of NetPhonic Communications, Inc. ("NetPhonic"), a privately-held company, to certain shareholders of NetPhonic (the "NetPhonic Shareholders"). The NetPhonic Shareholders received certain registration rights in connection with the acquisition of NetPhonic.

        The Company has agreed to register the Shares under the Securities Act of 1933, as amended (the "Securities Act"). The Company is also obligated to use its best efforts to maintain its listing under the Nasdaq National Market and list such shares accordingly, and in addition, take certain actions to comply with applicable state securities laws and regulations. The Company will bear all out-of-pocket expenses incurred in connection with the registration of the Shares, including, without limitation, all registration and filing fees imposed by the Securities and Exchange Commission (the "Commission"), the National Association of Securities Dealers, Inc. (the "NASD") and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of the Company's outside counsel and independent accountants, but excluding transfer or other taxes and other costs and expenses incident to the issuances of the Shares.

        The Company's Common Stock is quoted on The Nasdaq National Market under the symbol "GMGC." On April 24, 1998, the last sale price of the Company's Common Stock as reported on The Nasdaq National Market was $7.6875.


                       ----------------------------------


           SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR INFORMATION THAT
              SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE
                             SHARES OFFERED HEREBY.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                       ----------------------------------


                   The date of this Prospectus is May 1, 1998.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements (if required) and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on The Nasdaq National Market. Reports and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of the site is http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the Commission by General Magic pursuant to the Exchange Act are incorporated herein by reference:

        1. Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Commission on March 31, 1998;

        2. Amended Annual Report on Form 10-K/A for the year ended December 31, 1997, filed with the Commission on April 30, 1998;

        3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

        4. The definitive Proxy Statement for registrant's 1997 Annual Meeting of Stockholders filed with the Commission on April 30, 1997 pursuant to Regulation 14A.

        All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the effective date of this Registration Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Company will provide without charge to each person to whom this Registration Statement is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Registration Statement (other than any exhibits thereto). Requests for such documents should be directed to General Magic, Inc. at 420 North Mary Avenue, Sunnyvale, California 94086 (telephone number (408) 774-4000), Attn.: Investor Relations.

                                   THE COMPANY

        General Magic, Inc. (the "Company") develops and markets integrated voice and data applications. The Company is currently developing an advanced network service, code-named Serengeti, to meet the communication and information management requirements of today's mobile professionals. The advanced network service will allow subscribers to access and respond to information important to their success, either through a highly developed voice user interface or a leading Web browser. Among other things, the service is expected to (i) manage the subscriber's inbound and outbound calls; (ii) collect and consolidate the subscriber's email, and notify the subscriber upon receipt of priority messages;
(iii) maintain the subscriber's calendar, address book and task list; (iv) collect and forward stock quotes, news and selected public information based on subscriber preferences; and (v) retrieve press releases and other news and information concerning thousands of publicly traded companies. The Company is also developing and marketing handheld communication devices based on its Magic Cap platform technology. The first of these devices, the DataRover 840, was commercially released in February 1998, and is intended to meet the data-access and communication needs of mobile workers in the health care, utilities and transportation industries.

        The Company's current business strategy was announced early in 1997. In prior years, the Company had developed and licensed two platform technologies, Magic Cap and Telescript. Magic Cap is an integrated communication applications platform, initially designed for handheld communication devices. Telescript was the first implementation of the Company's patented agent technology. It was comprised of two significant components: a programming language that enabled the creation of agents, and a virtual machine that executed agents and transported them from one device to another over a network. The Company initially licensed its Magic Cap and Telescript platform technologies to multinational consumer electronics companies and to telecommunications network operators. The consumer market for handheld communication devices was slow to develop, however, and the Company did not generate significant royalty revenues in connection with its licensing efforts. In addition, the Internet emerged as the public data communications network of choice, significantly reducing the market opportunity for the proprietary Telescript platform.

        During this period, demand for products and services that address the communication and information management needs of an increasingly mobile society rapidly expanded as evidenced by the proliferation of electronic devices and the explosive growth of the Internet, corporate intranets and network services. Advances in wireless telecommunication technologies enabled the growth of paging and cellular telephone networks. Devices such as notebook and subnotebook computers with modems (both wireline and wireless) allowed mobile professionals to connect to their PCs from almost any location, as well as to access on-line information and electronic mail services while traveling worldwide. In response to the growing demand of users for a single resource to access and manage communication and information, the Company adopted its new business strategy designed to establish the Company as a leading provider of integrated voice and data applications. The Company is developing the Serengeti service to provide a, single, easy-to-use, cost-effective solution to mobile professionals who need to access, sort through and respond to a multitude of messages, manage their business information, and obtain relevant news and other information on demand.

The Company was incorporated in California in May 1990 and was reorganized as a Delaware corporation in February 1995. The principal executive offices of the Company are located at 420 North Mary Avenue, Sunnyvale, California 94086, and its telephone number at that location is (408) 774-4000.

                                  RISK FACTORS

        An investment in the Common Stock offered hereby involves a high degree of risk and the Common Stock should not be purchased by persons who cannot afford the loss of their entire investment. Purchasers should carefully consider the following risk factors in conjunction with the other information included and incorporated by reference in this Prospectus before purchasing or otherwise acquiring the Common Stock offered hereby.

        This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements as a result of a variety of factors, including those set forth below and elsewhere in this Prospectus.

        CHANGE IN STRATEGY. The Company is at an early stage of development in its new business strategy and is subject to all of the risks inherent in the establishment of a new business enterprise. To address these risks, the Company must, among other things, establish technical feasibility and complete development of its advanced network service, enter into strategic development and distribution arrangements, respond to competitive developments, and attract, retain and motivate qualified personnel. The Company's decision to become a provider of an advanced network service is predicated on the assumption that in the future, the number of subscribers to the service will be large enough to permit the Company to operate profitably. There can be no assurance that the Company's assumption will be correct or that the Company will be able to successfully compete as a network service provider. If the Company's assumption is not accurate, or if the Company is unable to compete as a network service provider, the Company's business, operating results and financial condition will be materially adversely affected.

        MINIMAL REVENUES; HISTORY OF AND ANTICIPATION OF LOSSES. The Company has generated minimal revenues, has incurred significant losses and has substantial negative cash flow. As of December 31, 1997, the Company had an accumulated deficit of $147.7 million, with net losses of $28.4 million, $45.6 million and $20.6 million for the years ended December 31, 1997, 1996 and 1995, respectively.

        Historically, a large percentage of the total revenue earned by the Company to date has been attributable to up-front license fees and customer support fees, as opposed to recurring royalty revenue. As a consequence of the Company's recent change in business strategy, the Company expects that a significant portion of future revenues will be derived from direct sales of its products and services and not from license fees or royalties. The Company's DataRover 840 device was commercially released in February 1998, and its advanced network service is expected to be released by the middle of the year. However, the Company expects to incur significant losses through 1998. There can be no assurance that the Company will achieve or sustain significant revenues or become cash flow positive or profitable at any time in the future.

        LIMITED RESOURCES. Building an advanced network service is a complex process that requires significant engineering and financial resources. Among other things, to implement its advanced network service, the Company must develop certain technologies and license other technologies from third parties, establish strategic distribution and development arrangements and undertake a substantial marketing campaign. The Company has limited technical, sales and marketing staffs and there can be no assurance that such personnel will be able to manage and successfully complete all of the tasks necessary to develop and launch the Company's advanced network service. In addition, because the Company has generated minimal revenues to date and does not expect to generate substantial revenues in 1998, the Company must conserve cash. As a result, the Company may not be able to fund the marketing efforts required to successfully introduce the service to customers. Alternatively, market acceptance for its advanced network service may overwhelm the Company's limited staffs such that the Company is unable to adequately respond to and satisfy customers' demand for the advanced network service. The Company's failure to develop and launch its advanced network service, or to respond to market demand for its advanced network service, will likely have a material adverse effect on the Company's business, operating results and financial condition.

        FUTURE CAPITAL REQUIREMENTS AND AVAILABILITY OF ADDITIONAL FINANCING. In February of 1998, the Company completed a private placement of $4,500,000 of Series A Convertible Preferred Stock to Microsoft and in March of 1998 the Company completed a separate private placement of $5,000,000 of 5 1/2% Cumulative Convertible Series B Preferred Stock and warranTS to institutional investors (collectively, the "1998 Private Placements"). The proceeds of the 1998 Private Placements will be used for working capital purposes. If expenditures required to achieve the Company's plans are greater than projected or if the Company is unable to generate adequate cash flow from sales of its products, the Company may need to seek additional sources of capital for the Company. The Company has no commitments or arrangements to obtain any additional funding and there can be no assurance that the Company will be able to obtain such additional funding, if necessary, on acceptable terms or at all. The unavailability or timing of any financing, could prevent or delay the continued development and marketing of the products of the Company and may require curtailment of operations of the Company. The failure to raise needed funds on sufficiently favorable terms or at all could have a material adverse effect on the Company's business, operating results and financial condition.

        POTENTIAL DILUTIVE EFFECTS. The number of shares of Common Stock which may be issued upon conversion of the Series B Shares is dependent upon the trading price of the Company's Common Stock at the time of conversion. If the trading price of the Common Stock decreases, the number of shares of Common Stock issuable upon conversion of the Series B Shares will increase.

        TECHNOLOGY DEVELOPMENT. The Company's future success is based substantially upon its ability to develop new technology to enable it to provide as well as bill for an advanced network service, and to enhance and extend its existing products and technologies. Software product development schedules are difficult to predict because they involve creative processes, use of new development tools and learning processes associated with development of new technologies, as well as other factors. The Company has in the past experienced delays in its software development efforts and there can be no assurance that the Company will not experience future delays in connection with its current development or future development activities. Delays or difficulties associated with the development of new, and the enhancement of existing, technologies could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, software products as complex as those being developed for the Company's advanced network service frequently contain undetected errors or shortcomings, and may fail to perform or to scale as expected. Although the Company has tested and will continue to test its advanced network service prior to releasing it, such tests may not accurately simulate actual use of the service by customers. As a result, errors may be found in the advanced network service after it is commercially released which may result in loss of or a delay in market acceptance of the Company's advanced network service.

        DISTRIBUTION RISKS. In connection with the change in its business strategy, the Company must establish and maintain relationships with new distribution channels for its advanced network service and DataRover 840 devices. The Company believes that in order to successfully market its advanced network service, it must, among other things, enter into distribution arrangements with telephony providers such as wireless and wireline carriers, as well as resellers, device manufacturers and Internet service providers. Competition in establishing such relationships is extremely intense. In addition, decisions by such parties, particularly cellular carriers, to enter into a distribution relationship with the Company can entail a lengthy process during which the Company may be required to incur significant expenditures without any assurance of success. There can be no assurance that the Company will succeed in establishing distribution relationships, or that if established, the Company will be able to maintain such relationships or that such relationships will result in sales of the Company's advanced network service. The failure of the Company to establish and then successfully maintain distribution relationships for its advanced network service will have a material adverse effect on the Company's business, operating results and financial condition.

        The Company plans to distribute its DataRover family of products through a variety of distribution channels, including a direct sales force, value-added resellers ("VARs") and outside sales representatives. To date, the Company has established distribution arrangements with one VAR, the Fuld Institute for Technology in Nursing Education. There can be no assurance that the Company will be able to establish distribution relationships with additional VARs and outside sales representatives for its DataRover products. The Company's failure to establish, or if established, successfully maintain such relationships could have a material adverse effect on the Company's business, operating results and financial condition.

        LENGTHY SALES CYCLES. Sales of the Company's DataRover devices depend, in significant part, upon the decision of a prospective customer to choose handheld devices as a means of communication for its employees. As a result, the amount of time from the initial contact with a customer to the customer's placement of an order may range from a few weeks to many months, depending on such factors as the amount of time required to test and customize the DataRover device for the particular customer. If a customer decides not to purchase the DataRover devices, the Company may not have another opportunity to sell its handheld devices to that customer for a number of years, if at all. For these and other reasons, the Company expects its DataRover products will have a lengthy sales cycle during which the Company may expend substantial funds and significant sales and technical effort. There can be no assurance that the Company's expenditures or efforts during the lengthy sales process with any potential customer will result in sales.

        DEPENDENCE ON EMERGING MARKETS; ACCEPTANCE OF THE COMPANY'S SERVICES AND PRODUCTS. The Company's future financial performance will depend in large part on the growth in demand for an advanced network service by mobile business professionals and other consumers. This market is new and emerging, is rapidly evolving, is characterized by an increasing number of market entrants and will be subject to frequent and continuing changes in customer preferences and technology. As is typical in new and evolving markets, demand and market acceptance for the Company's technologies is subject to a high level of uncertainty. Because the market for the Company's advanced network service is evolving, it is difficult to assess or predict with any assurance the size or growth rate, if any, of this market. There can be no assurance that the market for the Company's advanced network service will develop, or that it will not develop more slowly than expected or attract new competitors. In addition, even if a market develops for an advanced network service, there can be no assurance that the markets for the Company's service will develop, or that the Company's service will be adopted. If the market fails to develop, develops more slowly than expected or attracts new competitors, or if the Company's advanced network service does not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected.

        DEPENDENCE ON THIRD PARTY TECHNOLOGY AND PRODUCTS. To develop its advanced network service, the Company has incorporated and will continue to incorporate technology developed by third parties. In addition to all the risks associated with the development of complex technologies, the Company has limited control over whether or when such third party technologies will be developed or enhanced. A third party's failure to timely develop or license the software technology, or the occurrence of errors in such technology, could prevent or delay introduction or market acceptance of the Company's advanced network service, which could have a material adverse effect on the Company's business, operating results and financial condition.

        With respect to its DataRover devices, the Company has entered into an OEM agreement with Oki Electric for the manufacture of DataRover 840 devices. To the extent Oki Electric fails to timely manufacture the DataRover devices or meet the Company's volume and quality requirements and delivery schedules, which has occurred in the past, the Company's business, operating results and financial condition could be materially adversely affected. In addition, because the Company currently depends solely on Oki Electric for the manufacture of its DataRover devices, in the event Oki Electric were to become unwilling or unable to manufacture the DataRover devices, the Company would be required to identify and qualify an acceptable replacement. The process of qualifying another manufacturer could be lengthy, and no assurance can be given that another manufacturer would be available to the Company on a timely basis. Because Oki Electric is located in Japan, the Company is also directly affected by the political and economic conditions of this region and subject to the risks normally attendant to the conduct of foreign trade, including fluctuations in currency exchange rates and longer delivery times.

        COMPETITION. Many of the companies with which the Company competes, or which are expected to offer products or services based on alternatives to the Company's technologies, have substantially greater financial resources, research and development capabilities, sales and marketing staffs, and better developed distribution channels than the Company. There can be no assurance that the services and products that the Company offers will achieve sufficient quality, functionality or cost-effectiveness to compete with existing or future alternatives. Furthermore, there can be no assurance that the Company's competitors will not succeed in developing products or services which are more effective and lower cost than those offered by the Company, or which render the Company's advanced network service or DataRover devices obsolete. The Company believes that its ability to compete depends on factors both within and outside its control. The principal competitive factors affecting the market for the Company's services and products are the availability of the Company's products and services; the quality, performance and functionality of the advanced network service and DataRover products developed and marketed by the Company; the effectiveness of the Company in marketing and distributing its products and services; and price. There can be no assurance that the Company will be successful in the face of increasing competition from new technologies, products or services introduced by existing competitors and by new companies entering the market.

        EXTREME VOLATILITY OF STOCK PRICE. Like the stock of other high technology companies, the market price of the Company's Common Stock has been and may continue to be extremely volatile. Since its initial public offering in February 1995, the market price of the Company's Common Stock has ranged from a high of $26.625 to a low of $0.938 per share. Factors such as quarterly fluctuations in the Company's results of operations or the announcement of technological innovations or strategic alliances or the introduction of new products by the Company or its competitors may have a significant impact on the market price of the Company's Common Stock.

        COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS; DISCLOSURE RELATING TO LOW-PRICED STOCK. The Company's Common Stock is quoted on the Nasdaq National Market (the "National Market"). Pursuant to the Investment Agreement, the Company is required to list the Common Stock issuable upon conversion of the Series B Shares and exercise of the Issued Warrants on the National Market. However, in order to continue to be included in the National Market, a company must meet certain maintenance criteria. Effective February 23, 1998, the maintenance criteria require a minimum bid price of $1.00 per share, $4,000,000 in net tangible assets (total assets less total liabilities and goodwill) and $5,000,000 market value of the public float (excluding shares held directly or indirectly by any officer or director of the Company and by any person holding beneficially more than 10% of the Company's outstanding shares). Failure to meet these maintenance criteria may result in the delisting of the Company's Common Stock from the National Market and the quotation of the Company's Common Stock on the Nasdaq SmallCap Market (the "SmallCap Market"), if the requirements for inclusion on the SmallCap Market are met. As a result of quotation on the SmallCap Market, an investor may find it more difficult to dispose of the Company's Common Stock. Effective February 1998, a company must have $4,000,000 in net tangible assets or $50,000,000 market capitalization or $750,000 net income in two of the last three years, a minimum bid price of $4.00 per share and a public float of $5,000,000 for inclusion in the SmallCap Market, subject to certain exceptions. Failure to meet the National Market inclusion criteria, or the failure to meet the SmallCap Market maintenance criteria, may result in the delisting of the Company's Common Stock. Trading, if any, in the Company's Common Stock would thereafter be conducted in the over-the-counter market. As a result of such delisting, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's Common Stock.

        INTELLECTUAL PROPERTY. The Company seeks to protect its proprietary information and technology through contractual confidentiality provisions and the application for United States and foreign patents, trademarks and copyrights. There can be no assurance of patents, trademarks or copyrights or that third parties will not seek to challenge, invalidate or circumvent such applications or resulting patents, trademarks or copyrights. Additionally, competitors may independently develop equivalent or superior, non-infringing technologies. The Company's revenue could be adversely affected to the extent that such technologies avoid infringement of the Company's patents. Furthermore, there can be no assurance that third parties will not assert claims of infringement of intellectual property rights against the Company and that such claims will not lead to litigation and/or require the Company to significantly modify or even discontinue sales of certain of its products. Any such event may have a material adverse effect on the Company's business, operating results and financial condition.

        POTENTIAL SECURITY ISSUES. The implementation of the advanced network service poses several security issues, including the possibility of break-ins and other similar disruptions. The Company intends to incorporate authentication, encryption and other security technologies in its advanced network service. However, there can be no assurance that such technology will be adequate to prevent break-ins. In addition, as is generally known, weaknesses in the medium by which users may access the Company's advanced network service, including the Internet, telephones, cellular phones and other wireless devices, may compromise the security of the confidential electronic information accessed from the advanced network service. There can be no assurance that the Company will be able to provide a safe and secure advanced network service. The Company's failure to provide a secure advanced network service may result in significant liability to the Company and may deter potential users of the service. The Company intends to limit its liability to users, including liability arising from failure of the authentication, encryption and other security technologies that will be incorporated into its advanced network service, through contractual provisions. However, there can be no assurance that such limitations will be effective. The Company currently does not have liability insurance to protect against risks associated with forced break-ins or disruptions. There can be no assurance that security vulnerabilities and weaknesses will not be discovered in the Company's advanced network service or licensed technology incorporated into such service or in the mediums by which subscribers access the advanced network service. Any security problems in the advanced network service or the licensed technology incorporated in such service may require significant expenditures of capital and resources by the Company to alleviate such problems, may result in lawsuits against the Company, may limit the number of users of the advanced network service and may cause interruptions or delays in the development and completion of, or the cessation of, the Company's advanced network service. Any such expenditures, lawsuits, reduction of users, interruptions or delays in the development and commercial release of the advanced network service, or the cessation of such service by the Company, could have a material adverse effect on the Company's business, operating results and financial condition.

        PERSONNEL. The Company must continue to attract, retain and motivate qualified personnel. Silicon Valley remains a highly competitive job market, and there can be no assurance that key Company management and engineering personnel will remain employed by the Company, or that the Company will be able to attract sufficient additional personnel to execute its business plan. The Company experienced significant attrition of engineering, marketing, administrative and sales personnel during the latter part of 1996 and the first half of 1997, including an approximate one-half reduction in its workforce between October 1996 and January 1997. These reductions adversely affected, and may in the future adversely affect, the Company's ability to attract, retain and motivate qualified personnel. There can be no assurance that the Company's current employees will continue to work for the Company or that the Company will be able to obtain the services of additional personnel necessary for the Company's growth. Failure to attract or retain qualified personnel could have a material adverse effect on the Company's business, operating results and financial condition.

        RAPID TECHNOLOGICAL CHANGE. The communications technology market is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's products and services obsolete and unmarketable. The Company's future success will depend upon its ability to timely develop and introduce new products and services, including the advanced network service, as well as enhancements to such products and services, to keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of the user. There can be no assurance that the Company will be successful in developing and marketing new products and services that respond to technological changes or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and services, or that its new products and services will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to timely develop and introduce new products and services in response to changing market conditions or consumer requirements, the Company's business, operating results and financial condition will be materially adversely affected.

        DEPENDENCE ON AND RESPONSIVENESS TO THE INTERNET. The Company believes that its future success is in part dependent upon continued growth in the use of the Internet. The Internet may prove not to be a viable means of conducting commerce or communications for a number of reasons, including, but not limited to, potentially unreliable network infrastructure, or untimely development of performance improvements including high speed modems. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by any such growth. Failure of the Internet as a mode of conducting commerce and communications could have a material adverse effect on the Company's business, operating results and financial condition.

        YEAR 2000 COMPLIANCE. The Company uses a significant number of computer software programs and operating systems in its internal operations, including applications used in financial business systems and various administration functions. To the extent that these software applications contain source code that is unable to appropriately interpret the upcoming calendar year "2000," some level of modification or even replacement of such source code or applications will be necessary. The Company is in the process of identifying the software applications that are not "Year 2000" compliant. Given the information known at this time about the Company's systems, coupled with the Company's ongoing efforts to upgrade or replace business critical systems as necessary, it is currently not anticipated that these "Year 2000" costs will have a material adverse impact on the Company's business, financial condition and results of operations. However, the Company is still analyzing its software applications and, to the extent they are not fully "Year 2000" compliant, there can be no assurance that the costs necessary to update software or potential systems interruptions would not have a material adverse effect on the Company's business, financial condition and results of operations.

        SINGLE CALIFORNIA LOCATION. Currently, the Company's only network operations center is located at its office in Sunnyvale, California. Operation of the advanced network service is dependent in part upon the Company's ability to protect the network operation center against physical damage from power outages, telecommunications failures, physical break-ins and other similar events. In addition Northern California historically has been vulnerable to certain natural disasters and other risks, such as earthquakes, fires and floods, which at times have disrupted the local economy and pose physical risks to the Company's property. The Company presently does not have redundant, multiple site capacity in the event of a technical failure of its advanced network service or a natural disaster. In the event of such a failure or disaster, the Company's business, operating results and financial condition could be materially adversely affected.


                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders and all proceeds will go to the Selling Stockholders to be used for their own purposes. The Company may receive cash proceeds upon the exercise of the Warrants, and expects to use such proceeds, if any, for working capital. The Company will not receive any proceeds from conversions of the Series B Shares.

                              SELLING STOCKHOLDERS

        The Selling Stockholders hold or will hold shares of Common Stock which are issuable upon conversion of the Series B Shares and exercise of the Warrants, if any, and which were issued to the NetPhonic Shareholders in connection with the acquisition of a privately-held company. The table below lists the Selling Stockholders, the number of shares of Common Stock which each owns or will own, assuming a conversion and Warrant exercise date of May 1, 1998, the number of shares of Common Stock subject to sale pursuant to this Registration Statement and the number of shares of Common Stock each would own assuming sale of all shares of Common Stock registered by this Registration Statement.

                                                 Shares                             Shares
                                              Beneficially    Shares Offered      Beneficially
                                             Owned Prior to       by this          Owned After
         Selling Stockholder (1)              the Offering      Prospectus     the Offering (2)
         -----------------------              ------------      ----------     ----------------
Halifax Fund, L.P.                            1,000,758 (3)    1,000,758 (3)          --

RGC International Investors, LDC               600,455 (3)      600,455 (3)           --

Heracles Fund                                  200,152 (3)      200,152 (3)           --

Themis Partners L.P.                           200,152 (3)      200,152 (3)           --

AFO Capital Advisors, LLC                      80,000 (4)       80,000 (4)            --

Forest Grove Holdings Limited               1,161,102 (5)(6)   1,088,533 (5)          --

NeXperience Company                         1,161,102 (5)(7)    72,569 (5)            --

Kyung H. Rhie                                90,455 (5)(8)      83,198 (5)            --

Lee Olsen                                      20,356 (5)       20,356 (5)            --

Robert Burgess                                 17,314 (5)       17,314 (5)            --

Richard Kwan                                   14,269 (5)       14,269 (5)            --

James Lee                                      7,257 (5)         7,257 (5)            --

Grace S. Rhie                                90,455 (5)(9)       7,257 (5)            --

Victor Huang                                   5,269 (5)         5,269 (5)            --

Venkat Ramasamy                                4,354 (5)         4,354 (5)            --

Vellaisamy S. Senthilkumar                     3,423 (5)         3,423 (5)            --

James Brown                                    2,903 (5)         2,903 (5)            --

George Papazian                                2,874 (5)         2,874 (5)            --

Phyllis Fletcher                               2,634 (5)         2,634 (5)            --

Young S. Kim                                   2,377 (5)         2,377 (5)            --

John S. Hahn                                   2,177 (5)         2,177 (5)            --

L. Leigh Dayley                                1,451 (5)         1,451 (5)            --

Ik Kim                                         1,197 (5)         1,197 (5)            --

Craig Knox                                     1,197 (5)         1,197 (5)            --

Erik Nordhagen                                  908 (5)           908 (5)             --

Mark Lewis                                      862 (5)           862 (5)             --

Jill Wagner                                     145 (5)           145 (5)             --

TOTALS:                               3,424,041 (10)    3,424,041             --

(1) The persons named in the table have sole voting and investment power with respect to all shares of General Magic Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)     Assumes the sale of all shares offered hereby.

(3) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholder and assumes the exercise of all Issued Warrants as described in this Prospectus. Additional shares will be issuable upon exercise of Additional Warrants, if any are issued as described in this Prospectus. Pursuant to the Company's agreement with the Institutional Investors as set forth in the Investment Agreement, the number of shares of Common Stock registered in the name of the Institutional Investors by this Registration Statement approximately equals the sum of (i) 400% of the shares of Common Stock that would be issued had (x) the Company been able to exercise its option to force the Institutional Investors to purchase additional Series B Shares, (y) had the Institutional Investors been able to exercise their option to purchase additional Series B Shares, and (z) had all such Series B Shares been converted on May 1, 1998 and (ii) 150% of the shares of Common Stock issuable upon exercise of the Issued Warrants. The actual number of shares of Common Stock issuable upon conversion of Series B Shares and exercise of the Issued Warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series B Shares and exercise of the Issued Warrants by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act. Pursuant to the Series B Certificate of Designation, if the Series B Shares had been actually converted on May 1, 1998, the conversion price would have been $3.00, at which price the Series B Shares would have been converted into approximately 1,681,517 shares of Common Stock. Pursuant to the terms of the Series B Certificate of Designation and the Issued Warrants, the Series B Shares and the Issued Warrants are convertible or exercisable by each of the Selling Stockholders only to the extent that the number of shares of Common Stock thereby issuable (but not including shares of Common Stock underlying unconverted shares of Series B Shares and unexercised portions of the Issued Warrants) would not exceed 4.9% of the Company's outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. This 4.9% restriction may be lifted or modified under certain circumstances.

(4) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholder and assumes the exercise of all Issued Warrants as described in this Prospectus.

(5) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholder. Pursuant to the Company's agreement with the NetPhonic Shareholders, the actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued upon any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.

(6) Includes 72,569 shares held by NeXperience Company, an affiliate of Forest Grove Holdings Limited.

(7) Includes 1,088,533 shares held by Forest Grove Holdings Limited, an affiliate of NeXperience Company.

(8) Includes 7,257 shares held by Grace S. Rhie, Mr. Rhie's spouse. Mr. Rhie also holds a minority ownership interest in NeXperience Company.

(9)     Includes 83,198 shares held by Kyung H. Rhie, Ms. Rhie's spouse.

(10) Includes shares beneficially owned by more than one Selling Stockholder only with respect to one Selling Stockholder.


                              PLAN OF DISTRIBUTION

        The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the Shares on the National Market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this

Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the National Market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

        The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be an underwriting commissions or discounts under the Securities Act.

        From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged Shares from time to time.

        The Company is required to pay all fees and expenses incident to the registration of the Shares.

        The Selling Stockholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any other such person. The foregoing may affect the marketability of the Shares.

        The Company has agreed to indemnify in certain circumstances the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act.

        The Company has agreed to use its best efforts to keep the Registration Statement, of which this Prospectus constitutes a part, effective until the earlier of (i) the date on which the Selling Shareholders have completed the sales or distribution described herein or (ii) until the Shares may be sold pursuant to Rule 144(k) of the Securities Act.


                                  LEGAL MATTERS

        The legality of the Shares is being passed upon by Gray Cary Ware & Freidenrich LLP, Palo Alto, California.

                                     EXPERTS

        The consolidated financial statements of the Company incorporated by reference and appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS

          The legality of the Shares is being passed upon by Gray Cary Ware & Freidenrich LLP, Palo Alto, California.


                                    EXPERTS

          The consolidated financial statements of General Magic, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 and for the period from May 1, 1990 (inception) to December 31, 1997 have been incorporated herein by reference and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information ..................................................       4
Incorporation of Certain
   Documents By Reference ..............................................       4
The Company ............................................................       5
Risk Factors ...........................................................       6
Use of Proceeds ........................................................      11
Selling Stockholders ...................................................      11
Plan of Distribution ...................................................      13
Legal Matters ..........................................................      14
Experts ................................................................      15


                                18,001,925 SHARES



                               GENERAL MAGIC, INC.



                                  COMMON STOCK


                              ---------------------
                                   PROSPECTUS
                              ---------------------



                                   May 1, 1998

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.

                                                                       To be Paid
                                                                         By The
                                                                       Registrant
                                                                       ----------
SEC Registration Fee                                                    $ 40,617

Nasdaq filing fee                                                       $ 35,000

Accounting fees and expenses                                            $  5,000

Legal fees and expenses                                                 $ 30,000

Miscellaneous expenses                                                  $  9,383


        Total.......................................................    $120,000



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or a predecessor of the Registrant. The Registrant's Bylaws also provide that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Certificate of Incorporation.

        The Registrant has entered into indemnification agreements with its directors and its officers.

        The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

        See also the undertakings set out in response to Item 17 herein.

ITEM 16.  EXHIBITS.

        The following exhibits are filed with this Registration Statement:

   EXHIBIT NO.                     DESCRIPTION OF EXHIBIT
-----------------  -------------------------------------------------------------
       3.1         Certificate of Designation of the 5 1/2% Cumulative
                   Convertible Series B PreferrED Stock filed with the Delaware
                   Secretary of State on March 4, 1998.

       3.2         Certificate of Designation of Series A Convertible Preferred
                   Stock filed with the Delaware Secretary of State on February
                   27, 1998.

       4.1         Preferred Stock Investment Agreement by and among Registrant,
                   Halifax Fund, L.P., RBC International Investors, LDC,
                   Heracles Fund and Themis Partners L.P. dated March 3, 1998.

       4.2         Registration Rights Agreement by and among Registrant,
                   Halifax Fund, L.P., RBC International Investors, LDC,
                   Heracles Fund and Themis Partners L.P. dated March 3, 1998.

       4.3         Form of Common Stock Purchase Warrant.

       4.4*        Preferred Stock Purchase Agreement by and between
                   Registrant and Microsoft Corporation dated February 26, 1998.

       4.5         Investor Rights Agreement by and between Registrant and
                   Microsoft Corporation dated February 27, 1998.

       4.6*        Patent License Agreement by and between Registrant and
                   Microsoft Corporation dated February 27, 1998.

       5.1         Opinion of Gray Cary Ware & Freidenrich LLP.

       23.1        Consent of KPMG Peat Marwick LLP, independent auditors.

       23.2        Consent of Gray Cary Ware & Freidenrich LLP (included in
                   Exhibit 5.1).

       24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

* Certain portions of this document are subject to an Application for Confidential Treatment filed with the Commission on May 1, 1998.

ITEM 17.  UNDERTAKINGS.

        A.      The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by section
                10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                        (ii) To reflect in the prospectus any facts or events
                arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii) To include any material information with respect
                to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        E.      The undersigned Registrant hereby undertakes that:

                (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

                (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California on May 1, 1998.

                                      GENERAL MAGIC, INC.


                                          /s/ STEVEN MARKMAN
                                      By: ______________________________________
                                          Steven Markman
                                          President, Chief Executive Officer
                                          and Chairman of the Board of Directors



        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Markman and James P. McCormick, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


             SIGNATURE                                TITLE                          DATE
    /s/ STEVEN MARKMAN
----------------------------          President, Chief Executive Officer,         May 1, 1998
Steven Markman                        Chairman of the Board, Director
                                      (Principal Executive Officer)

    /s/ JAMES P. MCCORMICK
----------------------------          Chief Financial Officer (Principal          May 1, 1998
James P. McCormick                    Financial and Accounting Officer)

    /s/ MICHAEL E. KALOGRIS
----------------------------          Director                                    May 1, 1998
Michael E. Kalogris

    /s/ CARL F. PASCARELLA
----------------------------          Director                                    May 1, 1998
Carl F. Pascarella

    /s/ ROEL PIPER
----------------------------          Director                                    May 1, 1998
Roel Piper

    /s/ DENNIS F. STRIGL
----------------------------          Director                                    May 1, 1998
Dennis F. Strigl

    /s/ SUSAN G. SWENSON
----------------------------          Director                                    May 1, 1998
Susan G. Swenson

                                INDEX TO EXHIBITS


   EXHIBIT NO.                     DESCRIPTION OF EXHIBIT
-----------------  -------------------------------------------------------------
       3.1         Certificate of Designation of the 5 1/2% Cumulative
                   Convertible Series B PreferrED Stock filed with the Delaware
                   Secretary of State on March 4, 1998.

       3.2         Certificate of Designation of Series A Convertible Preferred
                   Stock filed with the Delaware Secretary of State on February
                   27, 1998.

       4.1         Preferred Stock Investment Agreement by and among Registrant,
                   Halifax Fund, L.P., RBC International Investors, LDC,
                   Heracles Fund and Themis Partners L.P. dated March 3, 1998.

       4.2         Registration Rights Agreement by and among Registrant,
                   Halifax Fund, L.P., RBC International Investors, LDC,
                   Heracles Fund and Themis Partners L.P. dated March 3, 1998.

       4.3         Form of Common Stock Purchase Warrant.

       4.4*        Preferred Stock Purchase Agreement by and between
                   Registrant and Microsoft Corporation dated February 26, 1998.

       4.5         Investor Rights Agreement by and between Registrant and
                   Microsoft Corporation dated February 27, 1998.

       4.6*        Patent License Agreement by and between Registrant and
                   Microsoft Corporation dated February 27, 1998.

       5.1         Opinion of Gray Cary Ware & Freidenrich LLP.

       23.1        Consent of KPMG Peat Marwick LLP, independent auditors.

       23.2        Consent of Gray Cary Ware & Freidenrich LLP (included in
                   Exhibit 5.1).

       24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).


* Certain portions of this document are subject to an Application for Confidential Treatment filed with the Commission on May 1, 1998.